Exhibit 4.2 1 DESCRIPTION OF THE REGISTRANT’S SECURITIES REGISTERED PURSUANT TO SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934 The following is a summary of the rights of the Class A common stock, par value $0.01 (the “Class A common stock”) of Comstock Holding Companies, Inc. (the “Company”), which is the only class of securities of the Company that is registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The description is intended as a summary, and is qualified in its entirety by reference to the Company’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and the Amended and Restated Bylaws (the “Bylaws”), each of which is filed as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.2 is a part. Authorized Capital Stock Under the Certificate of Incorporation, the Company’s authorized capital stock consists of 59,779,750 shares of Class A common stock, 220,250 shares, par value $0.01 per share, of Class B common stock (the “Class B common stock”), and 20,000,000 shares, par value $0.01 per share, of preferred stock. All outstanding shares of the Company’s capital stock are fully paid and non- assessable. Common Stock The Class A common stock is listed on the NASDAQ Capital Market under the symbol “CHCI.” Dividends Holders of shares of the Company’s common stock are entitled to participate in dividends ratably on a per share basis when the Company’s board of directors declares dividends on the Company’s common stock out of legally available funds. The Company does do not anticipate paying any cash dividends in the foreseeable future. Future dividends, if any, will be determined by the Company’s board of directors and will be based upon the Company’s earnings, capital requirements and operating and financial condition, among other factors, at the time any such dividends are considered by the Company’s board of directors. Voting Rights Each share of Class A common stock entitles the holder to one vote on all matters submitted to a vote of the stockholders. Each share of Class B common stock entitles the holder to 15 votes on all matters submitted to a vote of stockholders (except with respect to going private transactions, with respect to which each share of Class B common stock is entitled to one vote). With certain limited exceptions (as set forth in the Certificate of Incorporation), the holders of Class A common stock and Class B common stock vote together as a single class with respect to all matters submitted to a vote of holders of shares of common stock, and such matters will pass with the affirmative vote of a majority of the votes cast.

2 Liquidation and Dissolution In the event of the Company’s liquidation, dissolution or winding up, voluntarily or involuntarily, holders of the Company’s common stock will have the right to a ratable portion of the assets remaining after satisfaction in full of the prior rights of the Company’s creditors, satisfaction of all liabilities and provision for payment of any amounts payable upon shares of any preferred stock entitled to a preference, if any, over holders of common stock. No shares of the Company’s common stock have any preemptive or redemption rights, or the benefits of any sinking fund. Conversion Rights of Class B Common Stock A holder of a share of Class B common stock has the right at any time, or from time to time, at such holder’s option, to convert each share of his/her/its shares of Class B common stock into one fully paid and nonassessable share of Class A common stock, subject to the terms and conditions set forth in the Certificate of Incorporation. Transfer Agent American Stock Transfer and Trust Company serves as the transfer agent and registrar for all of the shares of the Company’s common stock. Classification of the Board of Directors The directors of the Company are divided into three classes. Upon election or re-election, each director serves for a three year term expiring at the third succeeding annual meeting and until his/her respective successor is duly elected and qualified. Anti-Takeover Effects of Certain Provisions of Delaware Law and the Certificate of Incorporation and Bylaws The Delaware General Corporation Law The Company is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Section 203 of the DGCL provides that, subject to certain exceptions, a Delaware corporation may not engage in “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder unless: • the corporation has elected in its certificate of incorporation not to be governed by Section 203 (which we have not done); • prior to that time, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; • upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least

3 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding specified shares; or • at or subsequent to that time, the business combination is approved by the board of directors of the corporation and by the affirmative vote of at least 66 and 2/3% of the outstanding voting stock which is not owned by the interested stockholder. The three-year prohibition also does not apply to business combinations proposed by an interested stockholder following the announcement or notification of extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation’s directors. The term “business combination” is defined generally to include mergers or consolidations between a Delaware corporation and an interested stockholder, transactions with an interested stockholder involving the assets or stock of the corporation or its majority-owned subsidiaries, and transactions which increase an interested stockholder’s percentage ownership of stock. The term “interested stockholder” is defined to include any person, other than the corporation and any direct or indirect majority-owned subsidiary of the corporation, that is the owner of 15% or more of the outstanding voting stock of the corporation, or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation, at any time within three years immediately prior to the relevant date, or the affiliates and associates of any such person. Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period. The provisions of Section 203 may encourage companies interested in acquiring the Company to negotiate in advance with the Company’s board of directors, because the stockholder approval requirement would be avoided if the Company’s board of directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in the Company’s board of directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests. Classified Board The Certificate of Incorporation and the Bylaws provide that the Company’s board of directors be divided into three classes of directors, with each class elected for staggered three-year terms expiring in successive years. As a result, approximately one-third of the Company’s board of directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of the Company’s board of directors. The Certificate of Incorporation and Bylaws provide that the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by the board. Removal of Directors; Vacancies

4 Under the DGCL, unless otherwise provided in the Certificate of Incorporation, directors serving on a classified board may be removed by the stockholders only for cause. The Certificate of Incorporation and Bylaws provide that directors may be removed only for cause and only upon the affirmative vote of holders of at least 66 and 2/3% of the voting power of all the then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. In addition, the Certificate of Incorporation and Bylaws also provide that any vacancies on the Company’s board of directors will be filled only by the affirmative vote of a majority of the remaining directors, although less than a quorum. No Cumulative Voting The DGCL provides that stockholders are not entitled to the right to cumulate votes in the election of directors unless the Certificate of Incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting. No Stockholder Action by Written Consent; Calling of Special Meetings of Stockholders The Certificate of Incorporation and Bylaws prohibit stockholder action by written consent. They also provide that special meetings of the Company’s stockholders may be called only by the Company’s board of directors pursuant to a resolution adopted by a majority of the board of directors or by the chief executive officer of the Company. Advance Notice Requirements for Stockholder Proposals and Director Nominations The Bylaws provide that stockholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of stockholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a stockholder’s notice must be received at the Company’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary date of the previous year’s annual meeting; provided, however, that in the event the annual meeting is scheduled to be held on a date more than 30 days prior to or delayed by more than 60 days after such anniversary date, notice by the stockholder must not be received more than 120 days prior to such annual meeting, and not later than 90 days prior to such annual meeting or the 10th day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure of the date of the annual meeting was made. The Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may impede stockholders’ ability to bring matters before an annual meeting of stockholders or make nominations for directors at an annual meeting of stockholders. Supermajority Provisions The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote is required to amend a corporation’s certificate of incorporation or bylaws, unless the certificate of incorporation requires a greater percentage. The Certificate of Incorporation provides that the following provisions in the Certificate of Incorporation and Bylaws may be amended only by a vote of at least 66 2/3% of the voting power of all of the outstanding shares of the Company’s stock entitled to vote generally in the election of directors, voting together as a single class:

5 • classified board (the number, election and term of the directors); • the removal of directors; • the prohibition on stockholder action by written consent; • the ability to call a special meeting of stockholders being vested solely in the Company’s board of directors and chief executive officer; • the ability of the Company’s board of directors to adopt, amend or repeal the Bylaws; • any provision in the Bylaws that was adopted, amended or repealed by the Company’s board of directors; • the limitation of liability of the Company’s directors and the indemnification provisions provided to the Company’s directors and officers; and • the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote. Authorized but Unissued Capital Stock The DGCL does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the NASDAQ Capital Market, which would apply so long as the Company’s common stock is listed on the NASDAQ Capital Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or the then- outstanding number of shares of common stock. Such approval is not required, however, for any public offering for cash; any bona fide private financing, if the financing involves a sale of common stock, for cash, at a price at least as great as each of the book and market value of the Company’s common stock; and securities convertible into or exercisable for common stock, for cash, if the conversion or exercise price is at least as great as each of the book and market value of the Company’s common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. One of the effects of the existence of unissued and unreserved common or preferred stock may be to enable the Company’s board of directors to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and thereby protect the continuity of the Company’s management and possibly deprive the stockholders of opportunities to sell their shares of common or preferred stock at prices higher than prevailing market prices. Preferred Stock The Certificate of Incorporation permits the Company’s board of directors or a committee designated by the board of directors to issue, without further stockholder approval, 20,000,000 shares of preferred stock, par value $0.01 per share, in one or more series. For each series of preferred stock, the Company’s board of directors may determine whether such preferred stock

6 will have voting powers. The Company’s board of directors may also determine the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of any preferred stock we issue. The Company’s board of directors will determine these terms by resolution adopted before the Company issues any shares of a series of preferred stock.